Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ZIX CORPORATION

a Texas corporation

at

$8.50 PER SHARE

Pursuant to the Offer to Purchase dated November 22, 2021

by

ZETA MERGER SUB INC.

a wholly owned subsidiary of

OPEN TEXT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON DECEMBER 20, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 22, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Zeta Merger Sub Inc., a Texas corporation (“Purchaser”) and a wholly owned subsidiary of Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Zix Corporation, a Texas corporation (“Zix”), at a price of $8.50 per Share, net to the holder in cash, without interest (the “Offer Price”) and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 22, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF ZIX HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 13 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer (the “Notice of Guaranteed Delivery”);

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Zix’s Solicitation/Recommendation Statement on Schedule 14D-9, dated November 22, 2021.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on December 20, 2021, unless the Offer is extended or earlier terminated.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 7, 2021 (together with any amendments or supplements thereto, the “Merger Agreement”), among Zix, OpenText and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Zix, without a vote of Zix’s stockholders in accordance with Section 21.459(c) of the Texas Business Organizations Code (the “TBOC”), and Zix will be the surviving corporation and a wholly-owned subsidiary of OpenText (such merger, the “Merger”). At the effective time of the Merger, all then outstanding Shares (other than (a) each Share (i) held by Zix as treasury stock, (ii) owned by OpenText or Purchaser or (iii) owned by any direct or indirect wholly owned subsidiary of Zix, OpenText or Purchaser, which will be cancelled and extinguished without any conversion thereof or consideration paid therefor or (b) each Share held by Zix stockholders who have properly and validly exercised and perfected their statutory rights of appraisal in respect of such Share in accordance with Subchapter H, Chapter 10 of the TBOC) will be converted into the right to receive consideration equal to the Offer Price, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF ZIX HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

For Shares to be validly tendered in the Offer, (a) a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares through the Depositary Trust Company, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (i) certificates representing Shares tendered must be delivered to the Depositary or (ii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described in Section 3 of the Offer to Purchase and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Condition (as defined in the Introduction of the Offer to Purchase), unless such Shares and other required documents are received by the Depositary prior to the Expiration Time (as defined in Section 1 of the Offer to Purchase).

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and Computershare Trust Company, N.A., as the depositary, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

Georgeson

Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks, and Brokers Call Toll Free: 888-607-6511